Exhibit 10(qq)

AGREEMENT REGARDING PARTICIPATION IN THE

MBNA CORPORATION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

THIS AGREEMENT (the “Agreement”) is made by and between Bank of America Corporation, a Delaware corporation (“Bank of America”), and Richard K. Struthers (“Executive”).

Statement of Purpose

Executive participates in the MBNA Corporation Supplemental Executive Retirement Plan (the “SERP”). The parties desire to amend the SERP as to Executive’s participation thereunder to provide for the cessation of additional benefit accruals for Executive with respect to compensation and service for periods beginning after December 31, 2008. The purpose of this Agreement is to set forth the terms and conditions of such cessation of benefit accruals, including without limitation setting forth (i) the amount of the benefit accrued under the SERP for Executive as of December 31, 2008 and (ii) the terms and provisions for the payment of such frozen SERP benefit following a subsequent termination of employment with Bank of America. The provisions of this Agreement shall control notwithstanding any provision of the SERP to the contrary. Unless indicated otherwise, capitalized terms used herein shall be as defined in the SERP.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, Bank of America and Executive do hereby agree as follows:

1.         SERP Amendment. Executive’s participation in the SERP is amended effective as of the date hereof as follows:

(a)    Amount of Frozen SERP Benefit. As of December 31, 2008, Executive had accrued a benefit under the SERP expressed as an annual annuity commencing at age 60. Executive previously made an irrevocable election to have the SERP benefit payable in the form of a lump sum. The parties agree that the lump sum present value of the SERP benefit as of December 31, 2008 shall be calculated as follows:

(i)

Step 1: The present value of the age 60 SERP annuity as of December 31, 2008 based upon Executive’s “average monthly earnings” (as defined in the SERP) and the other terms of the SERP in effect as of such date, taking into account the required offsets under Section 4.03 of the SERP, shall be determined using (i) the

“applicable mortality table” under Code Section 417(e)(3)(B) for December 2008, and (ii) the “applicable interest rate” under Code Section 417(e)(3)(C) for December 2008 (i.e., based on the adjusted first, second and third segment rates per the requirements of the Pension Protection Act), but without regard to the phase-in of the segment rates otherwise applicable under Code Section 417(e)(3)(D).

(ii)

Step 2: The amount determined in Step 1 shall be discounted from age 60 to December 31, 2008 using the “adjusted second segment rate” under Code Section 417(e)(3)(D) for December 2008, but without regard to the phase-in of the segment rates otherwise applicable under Code Section 417(e)(3)(D).

The amount determined under Step 2 is referred to herein as the “Frozen SERP Benefit.”

(b)    Time and Form of Payment of Frozen SERP Benefit. The Frozen SERP Benefit shall be increased with interest fixed at the same rate used under Step 2 above, compounded annually, through the earlier of (i) the date of Executive’s termination of employment with Bank of America, whether voluntary or involuntary, for any reason other than a termination of employment by Bank of America for Cause or (ii) the date of Executive’s death. The amount of the Frozen SERP Benefit as of such date shall be payable to Executive (or to Executive’s Beneficiary in case of death) in a single cash payment as soon as administratively practicable, but no more than 75 days, after such date; provided, however, that (x) if Executive is a “specified employee” within the meaning of Code Section 409A as of the date of Executive’s termination of employment with Bank of America, payment of the Frozen SERP Benefit shall be delayed until the completion of six months after such termination of employment, in which case the Frozen SERP Benefit shall continue to be adjusted with interest at the same fixed rate through the payment date; and (y) if Executive’s employment is terminated by Bank of America for Cause, the Frozen SERP Benefit shall be forfeited. For purposes hereof, “termination of employment” shall be as defined in Code Section 409A and Bank of America’s 409A Policy.

(c)    Effect on SERP. Executive’s right to receive payment of the Frozen SERP Benefit shall be in lieu of any other benefits that may otherwise be payable to Executive (or Executive’s Beneficiary) under the SERP, including without limitation retirement benefits under Article IV, death benefits under Article V and disability benefits under Article VI of the SERP. The provisions of Article VIII (Plan Administration, Named Fiduciary and Claims Procedure) and Article IX (Miscellaneous) of the SERP shall continue to apply to Executive’s participation in the SERP.

2.         Miscellaneous.

(a)    Entire Agreement. This Agreement contains the entire agreement between Bank of America and Executive with respect to the subject matter hereof, and no amendment, modification or cancellation hereof shall be effective unless the same is in writing and executed by the parties hereto (or by their respective duly authorized representatives).

(b)    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, executors, administrators, legal representatives, successors and assigns, if any.

(c)    Multiple Originals. This Agreement is executed in multiple originals, each of which shall be deemed an original hereof.

IN WITNESS WHEREOF, Bank of America has caused this instrument to be executed by its duly authorized officer, and Executive has hereunto set his hand, all on the 22nd day of December, 2008.

BANK OF AMERICA CORPORATION

By:	/s/ E. Randall Morrow
Name:	E. Randall Morrow
Title:	Senior Vice President

“Bank of America”

/s/ Richard K. Struthers
Richard K. Struthers

“Executive”

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